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                               FORM OF TAX OPINION

                               Dykema Gossett PLLC
                             400 Renaissance Center
                             Detroit, Michigan 48243

_____________, 2006

John Hancock Trust
601 Congress Street
Boston, Massachusetts 02210

Ladies and Gentlemen:

     You have requested our opinion, as counsel to John Hancock Trust (the "Trust") (formerly, Manufacturers Investment Trust) that the proposed acquisition of the assets and liabilities of the Large Cap Growth Trust, a separate series of the Trust (the "Acquired Portfolio") by the Capital Appreciation Trust, a separate series of the Trust (the "Acquiring Portfolio") will qualify as a tax-free "reorganization" under Section 368(a)(1) of the Internal Revenue Code of 1986, as amended (the "Code").

BACKGROUND

     The acquisition will take place pursuant to an Agreement and Plan of Reorganization (the "Reorganization Agreement") adopted on behalf of the Acquired Portfolio and the Acquiring Portfolio by the Trust. The Trust is a Massachusetts business trust organized as a series company and is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end investment company of the management type. Each of the Acquired Portfolio and the Acquiring Portfolio generally is treated as an open-end investment company of the management type for 1940 Act purposes and is treated as a separate corporation for Federal income tax purposes.

     Where relevant, capitalized terms not otherwise defined herein have the meanings they have for the purposes of the Reorganization Agreement. For purposes of this opinion, all statutory references are to the Code unless otherwise specified.

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John Hancock Trust
_____________, 2006
Page 2


     In connection with the preparation of this opinion, we have, among other things, reviewed, and relied upon the accuracy of, the following documents:

          1.   The Reorganization Agreement;

          2. The Registration Statement on Form N-14 under the Securities Act of 1933, as filed with the Securities and Exchange Commission (the "Registration Statement"); and

          3. An Officer's Certificate provided to us by the Trust on behalf of the Acquired Portfolio and the Acquiring Portfolio (the "Certificate").

     In rendering this opinion, we have assumed that the Reorganization will be carried out pursuant to the terms of the Reorganization Agreement and in accordance with the Certificate. In addition, we have further assumed that factual statements and information contained in the Registration Statement, the Certificate, and other documents, records and instruments supplied to us are correct and that there has been no material change with respect to such facts or information prior to the time of the Reorganization.

     If the Reorganization is effected on a factual basis different from that contemplated above, any or all of the opinions expressed herein may be inapplicable. Further, our opinion expressed herein is based upon existing law, regulations, administrative pronouncements, and judicial authority, all as in effect as of today's date. This opinion represents our best legal judgment as to the matters addressed herein, but is not binding on the Internal Revenue Service ("IRS") or the courts. Accordingly, no assurance can be given that the opinion expressed herein, if contested, would be sustained by a court. Furthermore, the authorities upon which we rely may be changed at any time, potentially with retroactive effect. No assurances can be given as to the effect of any such changes on the conclusions expressed in this opinion.

ASSUMPTIONS

     1. The Trust is a business trust under Massachusetts law and an open-end management investment company operating as a series investment company under the 1940 Act.

     2. The Acquired Portfolio has been a regulated investment company ("RIC") under Section 851 of the Code since the date of its organization through the end of its last complete taxable year and will qualify as a RIC for the taxable year ending on the Exchange Date of the Reorganization.

     3. The Acquiring Portfolio has been a RIC within the meaning of Section 851 of the Code since the date of its organization through the end of its last complete taxable year and will qualify as a RIC for the taxable year including the Exchange Date of the Reorganization.

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John Hancock Trust
_____________, 2006
Page 3


     4. The Board of Trustees of the Trust has determined, for valid business reasons, that it is advisable to combine the assets and liabilities, if any, of the Acquired Portfolio into the Acquiring Portfolio and has adopted the Reorganization Agreement, subject to, among other things, approval by the shareholders of the Acquired Portfolio.

     5. For the taxable year ending on the Exchange Date of the Reorganization, the Acquired Portfolio shall calculate, declare and pay ordinary and capital gains dividends on its shares in amounts sufficient to distribute all of its investment company taxable income and all of its capital gains immediately prior to the close of business on the Exchange Date. Such dividends shall be automatically reinvested in additional shares of the Acquired Portfolio.

     6. On the Exchange Date, the Acquired Portfolio will convey, transfer and deliver to the Acquiring Portfolio all of the then existing assets of the Acquired Portfolio (consisting, without limitation, of portfolio securities and instruments, dividend and interest receivables, cash and other assets). In consideration thereof, the Acquiring Portfolio will (A) assume and pay, to the extent that they exist on or after the Exchange Date, all of the obligations and liabilities of the Acquired Portfolio and (B) issue and deliver to the Acquired Portfolio full and fractional Series I, Series II, and NAV shares of the Acquiring Portfolio, equal to that number of full and fractional Series I, Series II, and NAV shares of the Acquired Portfolio as determined in the Reorganization Agreement.

     Series I, Series II and NAV shares of capital stock (if any) of the Acquired Portfolio held in the Treasury of the Trust on the Exchange Date shall thereupon be retired. Such transactions shall take place on the Exchange Date. All computations relating to the shares of the Acquired Portfolio and of the Acquiring Portfolio shall be performed by the Custodian under the Reorganization Agreement. The determination of said Custodian shall be conclusive and binding on all parties in interest.

     7. As of the Exchange Date, the Acquired Portfolio will liquidate and distribute pro rata to its shareholders, the shares of the Acquiring Portfolio received pursuant to the Reorganization Agreement in actual or constructive exchange for the shares of the Acquired Portfolio held by its shareholders. The holders of Series I, Series II and NAV shares of the Acquired Portfolio will receive, respectively, Series I, Series II and NAV shares of the Acquiring Portfolio.

     8. The liquidation and distribution will be accomplished by the transfer of the shares of the Acquiring Portfolio then credited to the account of the Acquired Portfolio on the books of the Acquiring Portfolio to accounts opened on the share records of the Acquiring Portfolio in the names of the Acquired Portfolio shareholders and representing the respective pro rata number of shares of the Acquiring Portfolio due such shareholders. The Acquiring Portfolio will not issue certificates representing shares of the Acquiring Portfolio in connection with such exchange.

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John Hancock Trust
_____________, 2006
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     9. As soon as practicable after the Exchange Date, the Trust shall take all the necessary steps under Massachusetts law, the Trust's Declaration of Trust and any other applicable law to effect a complete dissolution of the Acquired Portfolio.

     Based on the Code, Treasury Regulations issued thereunder, IRS rulings and relevant case law, as of the date hereof, and on the facts, representations and assumptions set forth above, and the documents, records and other instruments we have reviewed, it is our opinion that, under current Federal income tax law in effect as of this date:

          (i) The acquisition by the Acquiring Portfolio of all the assets of the Acquired Portfolio solely in exchange for shares of the Acquiring Portfolio and the assumption by the Acquiring Portfolio of all the liabilities of the Acquired Portfolio, followed by the distribution of the shares of the Acquiring Portfolio by the Acquired Portfolio, as described above, qualifies as a reorganization within the meaning of Section 368(a)(1). The Acquiring Portfolio and the Acquired Portfolio are each "a party to a reorganization" within the meaning of Section 368(b) of the Code.

          (ii) No gain or loss will be recognized by the Acquired Portfolio upon the transfer of all its assets to the Acquiring Portfolio solely in exchange for shares of the Acquiring Portfolio and the assumption by the Acquiring Portfolio of the liabilities of the Acquired Portfolio, if any, and the subsequent distribution of those shares of the Acquiring Portfolio to the shareholders of the Acquired Portfolio in liquidation thereof (Sections 361(a), 357(a), 361(c)).

          (iii) The Acquiring Portfolio will not recognize any gain or loss on the receipt of the assets of the Acquired Portfolio solely in exchange for the Acquiring Portfolio's shares and the Acquiring Portfolio's assumption of the Acquired Portfolio's liabilities, if any (Section 1032(a)).

          (iv) The basis of the assets of the Acquired Portfolio in the hands of the Acquiring Portfolio will be the same as the basis of those assets in the hands of the Acquired Portfolio immediately prior to the Reorganization (Section 362(b)).

          (v) The Acquiring Portfolio's holding period for the Acquired Portfolio's assets acquired in the Reorganization will include the period during which the Acquired Portfolio held such assets (Section 1223(2)).

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John Hancock Trust
_____________, 2006
Page 5


          (vi) No gain or loss will be recognized by the shareholders of the Acquired Portfolio upon the liquidation of the Acquired Portfolio and upon the receipt of shares of the Acquiring Portfolio solely in exchange for their shares in the Acquired Portfolio (Section 354(a)).

          (vii) The basis of the shares of the Acquiring Portfolio received by the shareholders of the Acquired Portfolio will be the same as the basis of the shares of the Acquired Portfolio surrendered in exchange therefor (Section 358(a)(1)).

          (viii) The holding period of shares of the Acquiring Portfolio received by the shareholders of the Acquired Portfolio will include the period during which such shareholders held the shares of the Acquired Portfolio surrendered in exchange therefor, provided that the Acquired Portfolio's shareholders held the shares of the Acquired Portfolio as a capital asset on the Exchange Date (Section 1223(1)).

          (ix) Pursuant to Section 381(a) and Section 1.381(a)-1 of the Treasury Regulations, the Acquiring Portfolio will succeed to and take into account the items of the Acquired Portfolio described in
               Section 381(c), subject to the provisions and limitations specified in Sections 381, 382, 383, and 384, and the Treasury Regulations thereunder. Pursuant to Section 1.381(b)-1 of the Treasury Regulations, the taxable year of the Acquired Portfolio will end on the Exchange Date.

     The opinion expressed herein is rendered only with respect to the specific matters discussed herein. We express no opinion with respect to any other federal, state, local, or foreign income tax or legal aspect of the Reorganization, and no inference should be drawn with respect to any matter not expressly opined upon. We express our opinion herein only for the exclusive purpose of ascertaining the Federal income tax consequences of the Reorganization contemplated in the Reorganization Agreement to the Acquired Portfolio, the Acquiring Portfolio and the shareholders of the Acquired Portfolio on their receipt of the shares of the Acquiring Portfolio in exchange for their shares of the Acquired Portfolio pursuant to the Reorganization Agreement. We assume no responsibility to update our opinion in the event of a subsequent change in the law or facts. This opinion letter may not be relied upon by you for any other purpose, or relied upon by, or furnished to, any other person, firm or corporation, other than those specifically listed above, without our prior written consent.

                                Very truly yours,